Exhibit 10.86

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

NOTICE OF ELECTION REGARDING PAYMENT OF DIRECTOR’S FEES

(As Amended and Restated)

December 2, 2005

Dollar Thrifty Automotive Group, Inc.

5330 East 31st Street

Tulsa, Oklahoma 74135

Attention: Brian K. Franklin

Dear Mr. Franklin:

I am completing this Notice of Election, originally made on January 20, 1998, and this amends and restates such Notice as of the date hereof to be in compliance with Section 409A of the Internal Revenue Code of 1986, as amended, which requires certain revisions and amendments to non-qualified deferred compensation arrangements.

I hereby make the elections regarding the payment to me of director’s fees (including meeting fees and board, committee and committee chair retainers) as indicated below. This election shall become effective on the first day of the month next following the date of your receipt of this Notice or, if I have been nominated for but not yet elected a director, on the date (following your receipt of this Notice) that I am so elected. I understand that this election shall be irrevocable with respect to fees that have been earned and deferred before I file a Notice of Termination with you. This election shall continue in effect for at least one year, and for subsequent terms of office unless I shall modify or revoke it, but any such election made by December 31 prior to the year for which I earn such fees shall be irrevocable.

I understand that I may, prior to December 31, 2005, terminate the elections made herein (by written instrument) or cancel any or all prior deferred elections provided that the amounts subject to termination or cancellation are includable in my income in calendar year 2005.

Elections for Payment of Meeting Fees (Check one)

I hereby elect to have my meeting fees paid in cash with such fees being paid by DTAG on a quarterly basis.

I hereby elect to have my meeting fees paid in DTAG Shares of Stock with no deferral with such DTAG Shares of Stock being issued to me on a yearly basis.

X	I hereby elect to have my meeting fees paid in DTAG Shares of Stock to be deferred and hereby elect to defer all of such fees (payment of same being described below).

Elections for Payment of Board, Committee and Committee Chair Retainers (Check one)

I hereby elect to have the payment of my board and committee retainers that are paid in DTAG Shares of Stock not be deferred with such DTAG Shares of Stock being issued to me on a yearly basis.

X

I hereby elect to have the payment of my board and committee retainers that are paid in DTAG Shares of Stock to be deferred and hereby elect to defer all of such fees (payment of same being described below).

Payment of Deferred Fees

Payment of Deferred Fees shall commence on (check or complete one):

X	Separation from service from the DTAG Board of Directors.

On the date I have written to the left.

Method of payment:

☒	Lump sum or
☐	Installments over period of _____ years (up to 10)

Frequency of installments: (select one)

Annually	☐
Quarterly	☐

However, if an unpaid balance exists at the time of my death, such balance shall be paid in one lump sum to my designated beneficiary(ies) (as set forth on the Beneficiary Designation form that I completed when my original election was made) on or about the 15th day of the calendar month immediately following the month in which DTAG is advised of my death.

The term “Deferred Fees” as used herein shall mean that amount reflected from time to time in my DTAG account which shall include: (a) the DTAG Shares of Stock which I have elected herein to defer and which amount shall be credited with dividends paid on such DTAG shares as and when paid, and (b) interest at the rate then being used as the prime rate by New York money center banks on any cash dividends credited to my account.

Very truly yours,

/s/ Edward L. Wax

Edward L. Wax